Exhibit 10.2

NET

COMMERCIAL LEASE

BETWEEN:

PANATTONI/PHELAN-ROXFORD, A CALIFORNIA GENERAL PARTNERSHIP

(LANDLORD)

AND

ITT EDUCATIONAL SERVICES, INC.

(TENANT)

FOR

12669 ENCINITA AVENUE

SYLMAR, CA 91342

SECTION 1 - BASIC LEASE PROVISIONS

1.01.    Date and Parties. This lease (“Lease”) is made August 3, 1995, between Panattoni/Phelan-Roxford (“Landlord”) and ITT Educational Services, Inc. (“Tenant”). Landlord is a general partnership, organized under the laws of California, with principal offices at 8401 Jackson Road, Sacramento, CA 95826. Tenant is a corporation organized under the laws of Delaware, with principal offices at 5975 Castle Creek Parkway, North Drive, Indianapolis, Indiana 46250.

1.02.    Premises. Landlord leases to Tenant the Space (“Premises”), as identified on the floorplans attached hereto as Exhibit A and made a part hereof (“Plans and Specifications”). The Premises herein are to be contained within a single tenant one-story “Building” to be built by Landlord located at 12669 Encinita Avenue, Sylmar, California, 91342 and the legal description is specified on Exhibit B attached hereto and made a part hereof (“Project”).

1.02(a).    Space. Landlord warrants that the Premises contain thirty thousand (30,000) rentable square feet measured outside wall to outside wall.

1.03.    Use. Tenant shall use the Premises for a technical college, general office use, and related lawful support activities only, unless Landlord gives its advance written consent to another use. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees, and visitors in a lawful and reputable way and so as not to create any nuisance or otherwise interfere with, annoy, or disturb any other tenant in its normal business operations or Landlord in its management of the Project. Tenant will not commit, or allow to be committed, any waste on the Premises. Notwithstanding anything contained in this Lease to the contrary, if any applicable laws, ordinances, regulations, or restrictive covenants at any time prohibit the Premises from being used for a technical college, general office use, and related lawful support activities, Tenant may, at any time, immediately cancel this Lease by notifying Landlord in writing. This Lease shall end on the day specified, and Tenant’s obligations under this Lease shall cease as of such date.

1.04.    Term.

1.04(a).    Term. The Lease term shall be thirteen (13) years beginning on the commencement Date and shall terminate thirteen (13) years following the Commencement Date (“Termination Date”); except as otherwise specified herein. The “Commencement Date” is defined herein to mean the day that all of the following have occurred:

(i)	The appropriate governmental authorities have issued temporary or permanent certificates of occupancy for the Premises, containing no provisions for work to be completed prior to the effectiveness of the certificates. Such authorities will include, without limitation, building inspectors, engineers, state and local fire officials.

(ii)	All of the facilities and systems of the Building serving the Premises are in good operating condition for Tenant’s use, including, but not limited to, the air conditioning, heating, lighting, waste supply, and sewage systems. “Operating condition”, with respect to air conditioning and heating, will include balancing, but Landlord shall only be required, at such time, to balance the systems necessary for the current season.

(iii)	The exterior of the building containing the Premises is completed and fully enclosed.

(iv)	The site work is constructed.

(v)	The Improvements are constructed and substantially completed according to the Plans.

(vi)	The Parking Spaces (as defined below) are graded, paved, striped, landscaped and lighted, at a quality consistent with the balance of that provided in the Project.

(vii)	Landlord has cleaned the Premises and otherwise rendered them in new and reasonably unblemished condition, excluding anything caused by Tenant, its agents, servants, contractors or employees. This work will include, without limitation, the following:

(1)	all tile floors wet mopped, sealed, waxed and buffed;

(2)	all walls and partitions cleaned and all damaged places filled and touched up;

(3)	all glass cleaned on both sides;

(4)	all toilet fixtures cleaned and polished;

(5)	all trash, dirt and leftover materials removed from the Premises, excluding anything caused by Tenant; and

(6)	all ceramic tile work buffed and the grout sealed.

If the Commencement Date would be a Saturday, Sunday or holiday recognized by either Landlord or Tenant, the Commencement Date shall be the first business day following that Saturday, Sunday, or holiday.

Within thirty (30) days after the Commencement Date, the parties shall confirm in writing the Lease’s Commencement Date and Termination Date.

1.04(b).    Substantial Completion. Landlord shall use its best efforts to substantially complete the Premises on or before September 1, 1996. Substantially complete means:

(1)	completing the Improvements so that (I) Tenant can use the Premises for its intended purposes without material interference to Tenant conducting its ordinary business activities and (II) the only incomplete items are minor or insubstantial details of construction or mechanical adjustments;

(2)	Tenant, its employees, agents, and invitees, have ready access to the Premises and the building in which the Premises is located through the lobby, entranceways and hallways;

(3)	the decoration, fixtures, and equipment to be installed by Landlord are installed and in good operating order;

(4)	the Premises are ready for the installation of any equipment, furniture, fixtures, or decoration that Tenant shall install; and

1.04(c).    Inspection and Punchlist. Before the Commencement Date, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punchlist. The punchlist will list:

(i)	incomplete, minor, and insubstantial details of construction;

(ii)	necessary mechanical adjustments; and

(iii)	needed finishing touches.

Landlord shall complete the punchlist items within thirty (30) days after the Commencement Date or if completion reasonably takes longer than thirty (30) days, to commence the work within such period of time and diligently pursue it to completion. Following the Commencement Date, Landlord shall promptly correct, at no cost to Tenant, any latent defects in the Premises, Improvements, and/or construction thereof as they become known, if Tenant notifies Landlord of a defect within sixty (60) days after Tenant first learns of such defect, and provided such defect becomes known within three (3) years of the Commencement Date.

1.05.    Improvements. Landlord, at its expense, shall construct the Building and shall make interior improvements to the Premises in compliance with the Plans and Specifications (“Improvements”) as described in Exhibit A. The Improvements, and the Premises as built and modified according to the Plans and Specifications, shall comply with all applicable laws, ordinances, rules, codes, and regulations of governmental authorities. Landlord shall provide Tenant with copies of all construction bids for the Improvements prior to commencing construction of any Improvements. Tenant must, prior to Landlord’s acceptance thereof, approve in writing each such construction bid. Notwithstanding Tenant’s approval of any such construction bid, the amount attributable to the Improvements paid for by Landlord and Tenant (if any) shall: (a) be the actual cost to construct the Improvements; and (b) not exceed the construction bid amount approved by Tenant. All construction shall be done in a good workmanlike manner using materials in accordance with the Plans and Specifications and shall not vary in any substantial manner without Tenant’s prior written consent. If the Improvements are not completed and if the certificates of occupancy for the Premises have not been obtained on or before:

(i)	September 1, 1996, Tenant shall receive, beginning on the Commencement Date, two (2) days of free Base Rent (as defined below) for each day following September 1, 1996 that either (I) such Improvements are not completed or (II) such certificates of occupancy are not obtained; and

(ii)	December 1, 1996, Tenant shall have the right to terminate this Lease by notifying the Landlord in writing of such termination, in which event (I) Landlord shall promptly return any pre-paid rent to Tenant, (II) this Lease shall terminate and (III) neither of the parties shall have any further rights or obligations to the other.

Notwithstanding the foregoing, if Landlord’s failure to complete the Improvements and obtain the certificates of occupancy is a direct result of strike, lockout, shortage in material, Tenant’s acts, or act of God, then the time periods set forth in the immediate preceding sentence shall be tolled until such cause giving rise to the delay ceases to exist; provided, however, if such time periods are tolled for more than one hundred eighty (180) days as a direct result of strike, lockout, shortage in material, or act of God, Landlord or Tenant may immediately cancel this Lease upon written notice delivered to the other party.

1.05(a).    Construction Costs. The Improvements shall be provided by Landlord at its sole cost and expense, except that Landlord shall not be required to expend more than Twenty-seven Dollars and fifty cents ($27.50) per rentable square foot for such Improvements. If the cost to the Landlord of the Improvements exceeds Twenty-seven Dollars and fifty cents ($27.50) per rentable square foot, but not more than Thirty Dollars ($30.00) per rentable square foot, such excess will be paid by Tenant to Landlord as additional rent. The additional rent will be determined by amortizing such excess over the remainder of the Lease term at an annual interest rate of ten percent (10%). The amortized amount of such excess will be divided by the number of rentable square feet to determine the increase in Tenant’s annual Base Rent per rentable square foot (for example: $2.00 of excess x 30,000 rentable square feet = $60,000 @ 10/ amortized for 13 years = $8,264.51 annual total amount of additional Base Rent, divided by 30,000 rentable square feet = $.28 increase in Tenant’s annual Base Rent per rentable square foot. If the cost to Landlord of the Improvements exceeds Thirty Dollars ($30.00) per rentable square foot, the amount of such excess will be paid by Tenant to Landlord within thirty (30) days after substantial completion. This allowance will cover Landlord’s construction costs, permit fees and charges, architects’, engineers’ and other consulting and professional fees, and a supervision/construction management/overhead and profit fee not to exceed a total of 6% of the subcontractors total charges, incurred in connection with the design and construction of the Improvements, which will include, without limitation, ceilings, walls, lighting, floor coverings, interior plumbing, and the Outdoor Lounge. The Landlord shall provide at its sole cost, separate from the $27.50 allowance, the HVAC system, the fire sprinkler system, mini-blinds, new outside landscaping, and all other exterior improvements, excluding however, the Outdoor Lounge, the cast of which shall be deducted against and from the Improvement allowance as set forth above. The “Outdoor Lounge” is an outdoor area constructed by Landlord containing approximately four hundred (400) rentable square feet that is (I) contiguous to the Building in which the Premises is located and (II) not included in the calculation of space occupied by Tenant for purposes of determining the Base Rent or any additional rent owed by Tenant to Landlord hereunder except that the costs incurred in constructing the same are part of the Improvement costs. Landlord shall landscape the majority of the Outdoor Lounge perimeter to create a buffer.

1.05(b).    Satellite Dish. Tenant, in accordance with all applicable laws and regulations, may install, at Tenant’s sole cost and expense, a satellite dish in a location on or adjacent to the Premises that is mutually agreeable to Tenant and Landlord.

1.06.    Parking. Tenant shall have the use, throughout the Lease term (including any extensions and renewals), of two hundred fifty (250) exclusive parking spaces in the Project adjacent or contiguous to the building in which the Premises are located including four (4) exclusive “visitors” spaces for Tenant next to the visitors entrance of the Premises. All of such parking spaces are collectively referred to herein as the “Parking Spaces.” Tenant’s employees, students and invitees shall be entitled to use the Parking Spaces free of charge at all hours, seven (7) days a week. If Landlord reduces the number of Parking Spaces available for Tenant’s use by ten percent (10%) or more, such reduction will constitute a material breach of this Lease by Landlord. Landlord shall, in addition to and independent of the Improvements allowances discussed above in Subsection 1.05, provide Tenant with the Parking Spaces at Landlord’s sole cost and expense (excluding Tenant’s payment of Real Estate Taxes), including, without limitation, the cost to grade, pave, stripe, landscape and light the Parking Spaces, all at a quality consistent with the balance of that provided in the Project.

SECTION 2 - RENT

2.01.    Rent. Beginning on the Commencement Date, Tenant shall pay to Landlord Base Rent for the original specified term of the Lease of $15.50 per rentable square foot or Four hundred sixty-five thousand dollars ($465,000) annually in monthly payments of ($38,750) (“Base Rent”).

The Base Rent shall be paid:

(i)	in monthly installments equal to one-twelfth (1/12th) of the product of the applicable annual Base Rent per rentable square foot multiplied by the number of rentable square feet in the Premises;

(ii)	without advance notice, demand, offset or deduction, unless the offset or deduction is made by Tenant as permitted herein or to recover any unpaid (nonappealable) court judgment Tenant has against Landlord;

(iii)	in advance by the first day of each month during the Lease term; and

(iv)	to Landlord at its address specified below in Subsection 11.02, or as Landlord may hereafter specify in writing to Tenant.

If the Commencement Date is not on the first day, and/or the Termination Date is not the last day, of a month, the Base Rent for that partial month will be prorated on a per diem basis.

2.02.    Additional Rent.

2.02(a).    Real Estate Taxes. In addition to the Base Rent, Tenant shall pay Landlord, as additional rent, 100% of the cost of Real Estate Taxes (as defined below) incurred by Landlord during the Lease term. Tenant shall be billed directly for 100% of the Real Estate Taxes and Tenant shall pay the Real Estate Taxes directly to the applicable governmental authority. Tenant shall have no obligation under this Lease to pay Landlord any additional rent with respect to Real Estate Taxes. “Real Estate Taxes” means only real property taxes and real property assessments accrued to the Project on or after the Commencement Date and throughout the Lease term; provided, however, Real Estate Taxes expressly exclude:

(i)	federal, state, and local income taxes;

(ii)	franchise, gift, transfer, excise, capital stock, estate, succession, and inheritance taxes;

(iii)	penalties and interest for late payment of Real Estate Taxes, unless such penalties and interest are a direct result of Tenant’s failure to timely pay Real Estate Taxes that the applicable governmental authority bills directly to Tenant and which Tenant directly pays thereto;

(iv)	in the last three (3) years of the Lease term, the portion of Real Estate Taxes that is allocable to any capital improvements made to the Project that do not provide any direct benefit to Tenant.

SECTION 3 - AFFIRMATIVE OBLIGATIONS

3.01. Compliance With Laws.

3.01(a).    Landlord’s Compliance. Landlord shall, on the Commencement Date and at all times thereafter throughout the Lease term (including any extension of the Lease term pursuant to the terms hereof), keep the structural components of the Building in compliance with all current and future applicable laws, ordinances, rules, regulations, and guidelines of state, federal, municipal, and other governmental authorities, relating to the use, condition, and occupancy of the Project, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Act, and the Americans with Disabilities Act (“Applicable Laws”). During the Lease term, Landlord shall comply with all Applicable Laws regarding the Premises and Project, except to the extent Tenant must comply under Subsection 3.01(b) below.

3.01(b).    Tenant’s Compliance. Tenant shall comply with all Applicable Laws that relate to the Premises.

3.01(c).    Hazardous Materials and Substances.

(i)	Landlord represents and warrants to the best of its knowledge to Tenant (except as otherwise disclosed to Tenant in writing) that:

(1)	The Premises is an the date hereof, and shall be on the Commencement Date, in compliance with all applicable federal, state, and local laws, rules, regulations, and guidelines pertaining to hazardous, toxic, or infectious materials or substances.

(2)	The building in which the Premises are located shall not contain any friable asbestos, asbestos containing fireproofing or insulation materials, or ventilation systems containing asbestos.

(3)	There are no storage tanks presently located in, on, or under the Premises and there currently exists no contaminated soil on the Premises.

(4)	The Premises have been tested for the presence of radon gases and there currently exists no radon emissions in excess of EPA standards in or affecting the Premises.

Tenant shall have the right to immediately terminate this Lease upon thirty (30) days’ written notice to Landlord, if any of Landlord’s representations and warranties set forth above are false or incorrect in any respect that creates a material risk to the health or safety of occupants of the Premises, unless Landlord diligently proceeds to correct or remedy an environmental problem and does correct or remedy the problem within the time required by applicable governmental authorities and Applicable Laws.

(ii)	Tenant shall not keep in the Premises, Common Area, or building in which the Premises are located, or allow the presence of, any hazardous, toxic, or infectious materials, except for common office machine fluids, office cleaning supplies, and small quantities of chemicals used for the Chemical Technology program, (“Hazardous Substances”). If Tenant allows Hazardous Substances on the Premises or Project, Tenant shall:

(1)	Comply with all governmental requirements for reporting, keeping, and submitting manifests, and obtaining and keeping current identification numbers of such Hazardous Substances.

(2)	Submit to Landlord true and correct copies of all reports, manifests, and identification numbers at the same time as they are required to be and/or are submitted to the appropriate governmental authorities.

(3)	Within fifteen (15) days’ of Landlord’s request, submit written reports to Landlord regarding Tenant’s use, storage, treatment, disposal, or sale of such Hazardous Substances and provide evidence satisfactory to Landlord of Tenant’s compliance with the applicable government regulations.

(4)	Allow Landlord or Landlord’s agent or representative to enter the Premises at all reasonable times to determine Tenant’s compliance with all applicable governmental regulations regarding such Hazardous Substances.

(5)	Comply with all applicable governmental rules, regulations, and requirements regarding the proper and lawful use, sale, treatment, and disposal of such Hazardous Substances.

3.02.    Janitorial, Utilities, and Access.

3.02(a).    Janitorial and Utility Service. Tenant shall provide and pay the cost of all janitorial and utility services with respect to the Premises that Tenant occupies during the Lease term, including initial utility connection charges. Landlord shall cause the Premises to be separately metered for all such utilities at Tenant’s expense.

3.02(b).    24 Hour Access. Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord may temporarily close the Building in which the Premises is located, if required because of a life-threatening or building threatening situation. Landlord shall use its best efforts to close the Building during nonbusiness hours only. If, however, the Building must be closed during business hours due to a unilateral closing by Landlord or a closing which is the result of a negligent act of Landlord, then the Base Rent and all additional rent will abate during any closing that lasts more than forty-eight (48) hours.

3.03.    Repairs and Maintenance.

3.03(a).    Tenant’s Care of Premises.

(i)	Tenant shall keep the Premises occupied by Tenant in good, clean and sanitary condition at Tenant’s expense (except for those parts for which Landlord is expressly responsible under this Lease). Landlord shall only be responsible for the repair and maintenance described in Subsection 3.03 (b) below.

(ii)	Tenant shall maintain at Tenant’s expense, a service contract requiring four (4) inspections per year of the HVAC system by a commercially reputable service company; provided that, if required by manufacturer in order to preserve the warranty thereon, Tenant shall contract with the manufacturer, or the manufacturers designee, for maintenance of the HVAC system. In addition, Tenant shall repair, at Tenant’s sole cost and expense, the HVAC system, including without limitation, replacement of compressors, up to a maximum of Three Thousand Dollars ($3,000) per year. Tenant shall make repairs and replacements to the roof, at its sole cost and expense, up to a maximum of One Thousand Dollars ($1,000) per year. Tenant shall also be responsible for maintenance, repair, sealcoating and restriping of the parking lot at its sole cost and expense and all landscaping. Furthermore, except as provided below in Subsection 3.03(b), Tenant shall also make all necessary repairs to the Premises occupied by Tenant (including, without limitation, all glass, replacing electric light lamps or tubes, doors, any special office entry, interior walls and finish work, floors and floor coverings, interior plumbing, and fixtures other than breakage of common sewage lines which are located outside of the building) except to the extent that the repairs:

(1)	are or should be covered by Landlord’s Insurance; or

(2)	are needed because of Landlord’s misuse or primary negligence.

(iii)	Tenant shall not damage or disturb the integrity and support of any perimeter wall of the Premises. Any damage to these perimeter walls caused by Tenant or its employees, agents or invitees shall be promptly repaired by Tenant at its sole cost and expense.

(iv)	Subject to any Improvements and/or Alterations (as defined below) made by Tenant pursuant to the terms of this Lease, Tenant shall, at the termination of this Lease, deliver the Premises “broom clean” to Landlord in the same good order and condition as existed at the Commencement Date, except for (I) ordinary wear and tear incidental to such Premises’ use as a technical college, (II) condemnation, and (III) damage arising from any cause not required to be repaired or replaced by Tenant hereunder.

(v)	Tenant shall repair and pay for all damage caused by the negligence of Tenant, Tenant’s employees, agents, or invitees, or a Tenant Default (as defined below).

3.03(b).    Landlord’s Repairs and Maintenance. It is intended by the parties hereto that Landlord have no obligation, in any manner whatsoever, to repair and maintain the Premises, the Improvements located thereon, or the equipment therein, whether structural or nonstructural, all of which obligation are intended to be that of the Tenant, except as follows:

1)	Landlord shall make repairs and replacements to the roof costing in excess of One Thousand Dollars ($1,000) per year; and

2)	Landlord shall make repairs to the HVAC costing in excess of Three Thousand Dollars ($3,000) per year; and

3)	Landlord shall repair or replace any structural defect which is found in the walls, the foundation or the floor, or the structure of the window frames, which compromises or weakens such structural component and affects the safety or integrity of the structure.

4)	Landlord shall repave parking lot or portions thereof if there are any structural cracks or deterioration unless due to failure of maintenance by Tenant.

5)	Landlord shall be responsible for any exterior painting, if needed.

6)	Tenant shall do no act or omission which violates any. condition of a warranty and which would prevent the enforcement against the maker thereof.

SECTION 4 - NEGATIVE OBLIGATIONS

4.01.    Alterations.

4.01(a).    Definition. “Alterations” means alterations, additions, Tenant finish work, installations, improvements, or other physical changes, but excludes decorations and the Improvements Landlord is to make under Subsection 1.05 above.

4.01(b).    Consent. Tenant shall not make Alterations without Landlord’s advance written consent. Landlord’s consent shall not be unreasonably withheld or delayed for nonstructural Alterations to the Premises proposed to be made by Tenant to adapt the Premises for Tenant’s business purposes.

4.01(c).    Conditions of Consent. Landlord may condition its consent in Subsection 4.01(b) above on all or any part of the following:

(i)	Alterations shall be made by contractors or mechanics approved by Landlord, and such approval shall not be unreasonably withheld or delayed by Landlord.

(ii)	Tenant shall submit to Landlord plans and specifications for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, and such approval shall not be unreasonably withheld or delayed by Landlord.

(iii)	Tenant shall obtain all necessary legal permits, licenses and approvals.

4.01(d).    Payment and Ownership of the Alterations. Alterations made under this Subsection 4.01 shall be at Tenant’s expense. The Alterations shall belong to Landlord when this Lease and the last extension term, if any, ends (except for any Alterations which are removable without material damage to the Premises and all such Alterations shall remain the Property of Tenant). In addition, Tenant may remove from the Premises its trade fixtures, furniture, equipment, and other personal property, but Tenant shall repair or, at Landlord’s option, pay to Landlord the cost of repairing any damage to the Premises caused by such removal. Any replacement of Landlord’s property, whether made at Tenant’s expense or otherwise, shall be and remain Landlord’s property.

4.02.    Assignment and Subleasing.

4.02(a).    Consent Required. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord’s advance written consent, which consent shall not be unreasonably withheld or delayed by Landlord.

4.02(b).    Procedure. Tenant shall provide Landlord, in writing, with:

(i)	the name and address of the proposed subtenant or assignee;

(ii)	the nature of the proposed subtenant’s or assignee’s business that will be operated on the Premises;

(iii)	the terms of the proposed sublease or assignment; and

(iv)	reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee.

Landlord shall within thirty (30) business days after receiving the above information, give notice to Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must give the reasons for the denial. If Landlord does not give notice within the thirty (30) business day period, then Tenant may sublease or assign part or all of the Premises upon the terms specified in the information Tenant gave to Landlord. Landlord shall have the absolute right to deny consent if the proposed use of the Premises differs from that set forth in Section 1.03 or the net worth of the subtenant/assignee is less than that of the Tenant’s net worth on the Commencement Date.

4.02(c).    Affiliates and Subsidiaries. Notwithstanding Subsections 4.02(a) and (b) above, Tenant may assign or sublease part or all of the Premises without Landlord’s consent to:

(i)	any corporation or partnership that controls, is controlled by, or is under common control with, Tenant; or

(ii)	any corporation resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant hereunder.

4.02(d).    Conditions. Subleases and Assignments by Tenant are also subject to the following conditions:

(i)	the sublessee or assignee shall be bound to the terms of this Lease;

(ii)	the Lease term will not extend beyond the term provided herein (including exercised extensions or renewals as provided herein);

(iii)	Tenant shall remain liable for all of its obligations under this Lease;

(iv)	consent to one sublease or assignment does not waive the requirement for Landlord’s consent to any future assignment or sublease; and

(v)	if a Tenant Default arises and any part of the Premises have been assigned or sublet by Tenant, Landlord may, in addition to any other remedies provided by this Lease or law, collect directly from the assignee or subtenant all rents hereunder due by Tenant. Any direct collection by Landlord from the assignee or subtenant shall not be construed, however, to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease.

SECTION 5 - INSURANCE

5.01.    Insurance.

5.01(a).    Insurance. Tenant shall keep the Building in which the Premises are located (including the Improvements) and the Project insured against damage and destruction by fire, hail, windstorm, vandalism, explosion, and other perils, including without limitation, earthquake coverage, in the amount of the full replacement value of such Building and the Project, as the value may exist from time to time. The insurance will include an extended coverage endorsement of the kind required by an • institutional lender to repair and restore such Building and the Project. Tenant shall list Landlord as an additional issued party on the policy. Tenant’s insurance carrier shall be licensed in the State of California.

5.01(b).    Property Insurance. Each party shall keep its personal property and trade fixtures in the Premises and Project insured in an amount equal to one hundred percent (100%) of the replacement cost of the property and fixtures.

5.01(c).    Use. Tenant shall not use the Premises in any way which would be hazardous or which would in any way increase the cost of or render void or voidable the insurance required above in Subsections 5.01(a) and (b).

5.01(d).    Liability Insurance. Each party shall maintain comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of two million dollars ($2,000,000.00) for personal injuries or deaths of persons occurring in or about the Project and Premises.

5.01(e).    Waiver of Subrogation. Landlord and Tenant waive and release all rights, claims, demands, and causes of action each may have against the other on account of any loss or damage suffered by (I) Landlord or Tenant (as the case may be), (II) their respective businesses, real properties, and personal properties, (III) the Premises, (IV) the Building in which the Premises are located, or (V) the Project or its contents, which arises from any risk or peril covered by any insurance policy carried by either party but only to the extent of such coverage. Since the above mutual waivers will preclude the assignment of any such claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party agrees to immediately give to its respective insurance companies written notice of the terms of such mutual waivers and to have their respective insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers.

5.01(f).    Insurance Criteria. Insurance policies required by this Lease shall:

(i)	be issued by insurance companies with general policyholder’s ratings of at least A and a financial rating of at least XI in the most current Best’s Insurance Reports available on the Commencement Date. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies.

(ii)	provide that the insurance not be canceled or materially change in the scope or amount of coverage, unless thirty (30) days’ advance notice is given to the nonprocuring party;

(iii)	be permitted to be carried through a “blanket policy” or “umbrella” coverage; and

(iv)	be maintained during the entire Lease term (including any extension terms).

5.01(g).    Evidence of Insurance. Each party shall give certificates of insurance to the other party promptly upon receipt of the other party’s written request therefore. The certificate will specify amounts, types of coverage and the insurance criteria specified in this Subsection 5.01.

5.02.    Indemnification.

5.02(a).    Tenant’s Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from claims for personal, injury, death, or property damage occurring in or about the Premises, the Building in which the Premises are located, or the Project that are caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees. When such a claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant’s agents, employees, or invitees, Tenant’s duty-to defend, indemnify and hold Landlord harmless shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.

5.02(b).    Landlord’s Indemnity. Landlord indemnifies, defends, and holds Tenant harmless from claims for personal injury, death, or property damage occurring in or about the Premises, the Building in which the Premises are located, or the Project that. are caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees. When such a claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord’s agents, employees, or invitees, Landlord’s duty to defend, indemnify and hold Tenant harmless shall be in proportion to Landlord’s allocable share of the joint negligence or willful misconduct.

5.02(c).    Release of Claims. Notwithstanding Subsections 5.02(a) and (b) above, the parties release each other from any claims either party (“Injured Party”) has against the other. This release is limited to the extent the claim is covered by the Injured Party’s insurance or the insurance the Injured Party is required to carry under Subsection 5.01 above, whichever is greater and provided that such policy is, in fact, in effect at the time of the injury or damage.

5.03.    Transfer of Premises. Landlord may transfer and assign, in whole or in part, its rights and obligations with respect to the Project and the Premises. If the Project or Building in which the Premises are located is sold or transferred (whether voluntarily or involuntarily), Landlord’s obligations and liabilities under this Lease which accrue after the transfer shall be the sole responsibility of the new owner.

SECTION 6 - LOSS OF REMISES

6.01.    Damages.

6.01(a).    Definition. “Relevant Space” means:

(i)	the Premises as defined in Subsection 1.02 above;

(ii)	access to the Premises;

(iii)	any part of the Building in which the Premises are located or the Project that provides services to the Premises; and

(iv)	the Parking Spaces.

6.01(b).    Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within two hundred ninety (290) days from the date of the damage using standard working methods and procedures, Landlord shall promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage provided that such repair or restoration is totally funded by insurance proceeds (excluding any deductible). If insurance proceeds are not sufficient to fund repair and restoration, Landlord shall, have the option to cancel this Lease. This repair and restoration will be made within two hundred ninety (290) days from the date of the damage, unless the delay is due to causes beyond Landlord’s control. Nevertheless, if the Relevant Space is not repaired and restored within three hundred sixty-five (365) days from the date of the damage, then Tenant may cancel this Lease at any time thereafter by giving written notice to Landlord. If the Relevant Space cannot be repaired and restored within the two hundred ninety (290) day period, either party may cancel this Lease by giving written notice to the other party. Tenant shall not be able to cancel this Lease if its willful misconduct causes the damage, unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

6.01(c).    Abatement. Unless the damage is caused by Tenant’s negligent or willful misconduct, the Base Rent and the Real Estate Taxes shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business. The abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurs until three (3) business days after (I) Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and (II) Tenant receives written notice from Landlord that the repairs and restoration are completed.

6.01(d).    Tenant’s Property. Notwithstanding anything to the contrary in this Subsection 6.01, Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment, or other personal property.

6.01(e).    Damage to Building. Landlord may cancel this Lease, if:

(i)	more than fifty percent (30%) of the Premises, Building in which the Premises are located or the Project is damaged and the Landlord decides not to repair and restore the same;

(ii)	any lienholder of the Premises, Building in which the Premises are located, or the Project will not allow adequate insurance proceeds for repair and restoration;

(iii)	the damage is not covered by the insurance required by Subsections 5.01(a) and (b) above; or

(iv)	this Lease is in the last twelve (12) months of its Term.

To cancel this Lease for any of the above reasons, Landlord must give notice to Tenant within fifteen (15) days after. the Landlord knows of the damage. The notice must specify the cancellation date, which will be at least one hundred eighty (180), but not more than two hundred seventy (270), days after the date such notice is received by Tenant.

6.01(f).    Cancellation. If either party cancels this Lease as permitted by this Subsection 6.01, then this Lease shall end on the day specified in the cancellation notice, and all of Landlord’s and Tenant’s obligations except for any uncured default by either party under this Lease shall cease as of such date.

6.02.    Condemnation.

6.02(a).    Definitions. The terms “eminent domain,” “condemnation,” “taken”, and the like in this Subsection.6.02 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

6.02(b).    Entire Taking. If all of the (I) Premises, (II) Building in which the Premises are located, (III) Project, (IV) Land, or (V) Parking Spaces required for reasonable access to, or use of, the Premises are taken by eminent domain, this Lease shall automatically terminate on the date title vests.

6.02(c).    Partial Taking. If the taking of a part of the (I) Premises, (II) Building in which the Premises are located, (III) Project, (IV) Land, or (V) Parking Spaces prevents Tenant from continuing its business operations in substantially the same manner and space then Tenant may terminate this Lease on the date title vests. If there is a partial taking and this Lease continues, then the Lease shall end as to the part taken, and the Base Rent and the Real Estate Taxes shall abate in proportion to the part of the Premises taken.

6.02(d).    Cancellation by Landlord. If title to a part of the Building in which the Premises are located (other than the Premises) is condemned, and in the Landlord’s reasonable opinion, such Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. Cancellation notice shall be given within sixty (60) days following the date title vested. This Lease shall end on the date specified in the cancellation notice, which date will be at least six (6) months after the date notice is given. Tenant shall not be entitled to claim any damage for Loss of Lease value or value of the Lease Estate pursuant to California law.

6.02(e).    Rent Adjustment. If the Lease is canceled as provided above in Subsections 6.02(b) or (c), then the Base Rent and the Real Estate Taxes will be payable up to the cancellation date and will account for any abatement.

6.02(f).    Repair. If the Lease is not canceled as provided above in Subsections 6.02(b) or (c), then Landlord at its expense shall promptly repair and restore the (I) Premises, (II) Building in which the Premises are located, (III) Project, (IV) Land, and (V) Parking Spaces to the condition that existed immediately before the taking (except for the part taken).

6.02(g).    Awards and Damages. In the event of any partial or entire taking of the (I) Premises, (II) Building in which the Premises are located, (III) Project, (IV) Land, or (V) Parking Spaces, Landlord and Tenant shall each be entitled to receive any sums separately awarded to each party by the condemning authority. If an award is given to Landlord and the sum includes Tenant’s award, then Landlord upon receipt shall give such sum to Tenant. Furthermore, Landlord shall reimburse Tenant for its reasonable moving expenses if this Lease is terminated as a result of such taking. Notwithstanding anything to the contrary in this Subsection 6.02(g), Tenant may claim and recover from the condemning authority a separate award for (I) Tenant’s business dislocation damages, (II) Tenant’s personal property and fixtures, and (III) the unamortized costs of Improvements and Alterations. Tenant shall not be entitled to claim any damage for loss of Lease value or value of the Lease Estate pursuant to California law.

SECTION 7 - DEFAULT

7.01.    Tenant Default. Each of the following constitutes a default by Tenant under this Lease (“Tenant Default”):

(i)	Tenant’s failure to pay when due any amounts owed Landlord under this Lease within five (5) business days after Tenant receives written notice from Landlord that any such amount is past due.

(ii)	Tenant’s failure to perform or observe when due any other Tenant obligation under this Lease within ten (10) days after Tenant receives written notice from Landlord that any such performance or observance is past due.

(iii)	Tenant’s failure to vacate or stay any of the following within sixty (60) days after they occur:

(1)	a petition in bankruptcy is filed by or against Tenant;

(2)	Tenant is adjudicated as bankrupt or insolvent;

(3)	a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or

(4)	Tenant makes an assignment for the benefit of creditors.

(iv)	Tenant commits any act resulting in a lien being filed against the Premises, and Tenant fails to discharge the lien pursuant to Subsection 9.02(a) below within ten (10) days after Tenant receives written notice from Landlord that such a lien has been filed.

7.02.    Landlord’s Remedies.

7.02(a).    Remedies. If a Tenant Default arises, Landlord may, with or without terminating this Lease, at its sole election, exercise any one or more of the following remedies:

(i)	Immediately or at any time thereafter re-enter the Premises and correct or repair any condition arising from Tenant’s failure to observe or perform any of its obligations under this Lease, and Tenant shall reimburse Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s statement of expenditures incurred in making such corrections or repairs.

(ii)	Immediately or at any time thereafter demand in writing that Tenant vacate the Premises and, thereupon, Tenant shall vacate the Premises and remove therefrom all property thereon belonging to Tenant within fifteen (15) days of Tenant’s receipt of such notice from Landlord. Upon Tenant vacating the Premises, Landlord shall have the right to re-enter and take possession of the Premises. Any such demand, re-entry, and taking possession of the Premises by Landlord shall not of itself constitute a termination of this Lease by Landlord.

(iii)	Immediately or at any time thereafter re-enter the Premises and remove Tenant and all property belonging to, or placed on, the Premises by, at the direction of, or with the consent of, Tenant. Any such re-entry and removal by Landlord or any surrender of this Lease or of the Premises by Tenant shall not of itself constitute a termination of this Lease or acceptance of surrender by Landlord. A surrender must be agreed to in a writing signed by Landlord and Tenant.

(iv)

At any time after Tenant vacates the Premises, re-let the Premises or any part thereof for such time or times and at such rental or rentals and subject to such other terms and conditions as Landlord desires, and Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such re-letting. In such event, Tenant shall pay the cost of any such repairs to the Premises (other than those which are the responsibility of Landlord hereunder) and any brokerage commissions incurred by Landlord in re-letting the Premises. In addition, if this Lease has not been terminated, Tenant shall continue to pay all Base Rent and Real Estate Taxes up to the

date rent begins to accrue to any subsequent lessee of part or all of the Premises, and Tenant shall thereafter pay monthly during the remainder of the Lease term the difference, if any, between (I) the rent and other charges collected from any such subsequent lessee(s) and (II) the Base Rent and Real Estate Taxes, but Tenant shall not be entitled to receive any excess of any such rents collected over Tenant’s obligations hereunder.

(v)	Immediately or at any time thereafter terminate this Lease upon Tenant’s receipt of written notice from Landlord of such termination. In the event of such termination, Tenant shall pay all damages Landlord suffers by reason of such termination, including, without limitation (I) all arrearages in Base Rent and Real Estate Taxes (II) the cost (including reasonable attorney’s fees) of recovering possession of the Premises or enforcing this Lease, and (III) the cost of any alteration of or repair to the Premises which is necessary to prepare the same for re-letting (excluding such alterations and repairs which are the responsibility of Landlord hereunder).

(vi)	In the event of any default by Tenant, then, in addition to any and all other rights and remedies available to Landlord at law or in equity, Landlord shall have the right to immediately terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant of such election by Landlord. If Landlord shall elect to terminate this Lease, then it may recover the following from Tenant:

(a)	The worth at the time of the award of any unpaid rental which had been earned at the time of termination;

(b)	The worth at the time of the award of the amount by which the unpaid rental which would have been earned after termination until the time of the award exceeds the amount of the loss of such rental that Tenant proves could have been reasonably avoided;

(c)	The worth at the time of the award of the amount by which the unpaid rental for the balance of the term after the time of the award exceeds the amount of the loss of such rental, that Tenant proves could have been reasonably avoided;

(d)	Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result therefrom; and

(e)	At Landlord’s election, such other amount in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in (a) and (b) above, the “Worth at the Time of the Award” is computed by allowing interest at the maximum legal rate of interest as used in (c) above, the “Worth at the Time of the Award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

Tenant waives claims for damages by reason of Landlord’s re-entry of the Premises or termination of this Lease in the event of any Tenant Default. No such re-entry or termination will be considered or construed to be a forcible entry.

7.02(b).    Attorney’s Fees and Costs. Tenant shall also pay all reasonable attorney’s fees and other costs of suit (and appeal, if necessary) incurred by Landlord, if it becomes necessary for Landlord to employ an attorney or other agent to bring suit to (I) collect the Base Rent or Real Estate Taxes due by Tenant hereunder, or (II) enforce any provisions of this Lease.

7.02(c).    Waiver of Tenant Default or Remedy. Failure of Landlord to notify Tenant of a Tenant Default immediately upon its occurrence or take any action in the event of such Tenant Default, shall not constitute a waiver of such Tenant Default. Landlord shall have the right to declare such Tenant Default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth above in Subsection 7.02(a) shall not preclude pursuit of any one or more of the other remedies provided therein or elsewhere in this Lease or by law or equity.

7.02(d).    Mitigation. Landlord shall use its best efforts to mitigate its damages in the event of any Tenant Default.

7.03.    Landlord Default. Landlord’s failure to perform or observe any of its Lease obligations within ten (10) days after Landlord receives written notice from Tenant that any such performance or observance is past due is a default under this Lease (“Landlord Default”). If the Landlord Default cannot be cured within such ten (10) days, Landlord shall not be in default of this Lease if Landlord commences to cure the Landlord Default within such ten (10) day period and diligently continues to cure such Landlord Default; provided, however, such Landlord Default must be cured on or before the one hundred twentieth (120th) day after Landlord receives such written notice from Tenant. If Tenant brings suit against Landlord for any breach by Landlord of any of its obligations hereunder, and such a breach is determined to have occurred, Landlord shall pay Tenant all reasonable costs and expenses incurred by Tenant with respect thereto, including, without limitation, all reasonable attorney’s fees. If Landlord is in default under this Lease, Tenant may, without being obligated and without waiving such Landlord Default, cure such Landlord Default. Tenant may enter the Premises or Project to cure such Landlord Default, and Landlord shall pay Tenant, immediately on demand, all reasonable costs, expenses and disbursements incurred by Tenant to cure such Landlord Default.

7.04.    Survival. The remedies permitted by this Section 7, the parties’ indemnities in Subsection 5.02 above, and Landlord’s obligation to mitigate damages in Subsection 7.02(d) above will survive the termination of this Lease.

SECTION 8 - NONDISTURBANCE

8.01.    Liens and Nondisturbance. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, or other lien now or hereafter recorded or otherwise on the Premises, but only if and upon the execution by each such lienholder of a Nondisturbance and Attornment Agreement in a form similar to the Agreement attached hereto as Exhibit C and made a part hereof. Each mortgage, deed of trust, and other lien recorded on the Premises shall specify and require therein that so long as Tenant performs all of its obligations under this Lease, Tenant’s tenancy will remain in full force and effect pursuant to the terms of the Lease, notwithstanding any default by Landlord under such mortgage, deed of trust, or other lien, or any foreclosure, sale, or transfer of the Premises. If the interest of Landlord under this Lease is transferred by reason of foreclosure or other proceedings for enforcement of any lien on the Premises, this Lease shall continue and Tenant shall attorn to and recognize the transferee (“Purchaser”) under the terms and conditions of this Lease for the balance of the remaining Lease term, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease. Such attornment shall be effective upon Tenant’s and Purchaser’s execution of a Nondisturbance and Attornment Agreement in a form similar to the Agreement attached hereto as Exhibit C. The respective rights and obligations of Tenant and Purchaser upon the attornment, to the extent of the then remaining balance of the Lease term (including any extensions and renewals), will be and are the same as those set forth in this Lease. Tenant shall have the right to terminate this Lease by giving Landlord sixty (60) days prior written notice, if Landlord fails to provide Tenant with an executed form of Nondisturbance and Attornment Agreement in a similar form attached hereto to Exhibit C from all the current lienholders on the Premises within sixty (60) days prior to occupancy by Tenant. Upon any such termination, Landlord shall reimburse Tenant all prepaid rental, and, thereafter, neither party hereto shall have any further rights or obligations to the other under this Lease.

8.02.    Estoppel Certificate.

8.02(a).    Obligation. Either party (“Answering Party”) shall from time to time, within ten (10) business days after receiving a written request from the other party (“Asking Party”), execute and deliver to the Asking Party a written statement. This written statement, which may be relied on by the Asking Party and any third party with whom the Asking Party is dealing shall certify:

(i)	Tenant is in possession of the Premises;

(ii)	the condition of the Premises is acceptable to Tenant;

(iii)	the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification;

(iv)	whether to the Answering Party’s knowledge the Asking Party is in default under this Lease or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying such default, claim, or demand;

(v)	the current month’s rent has been paid, but is not, and shall not be, paid for more than one month in advance; and

(vi)	to other correct and reasonably ascertainable facts that are covered by the Lease terms.

8.02(b).    Remedy. The Answering Party’s failure to comply with its obligation in Subsection 8.02(a) above shall be a default under this Lease by the Answering Party.

8.03.    Quiet Possession. Landlord warrants that it possesses or shall possess prior to the Commencement Date, good and clean title to the Building in which the Premises are located and the Land, free and clear of all encumbrances, except those listed below:

All exceptions noted in Schedule B, of the title insurance commitment numbered 5094440-39 prepared by Continental Lawyers Title Insurance Company, dated July 20, 1995.

Landlord warrants and agrees to defend the title to the Premises and to reimburse and hold Tenant harmless from all damages and expenses which Tenant may suffer by reason of any other encumbrance or restriction on, or defect in, such title. Landlord warrants that it has full right to execute and perform this Lease and to grant the leasehold estate demised herein. If there is no uncured Tenant Default, and subject to the Lease terms and the above specified encumbrances, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone at any time during the Lease term because of acts or omissions of Landlord subject to the rights of any lender pursuant to the Nondisturbance and Attornment Agreement described in Subsection 8.01 (including any extensions or renewal thereof).

SECTION 9 - LANDLORD’S RIGHTS

9.01.    Rules.

9.01(a).    Project Rules. Tenant shall comply with:

(i)	the rules of the Project as attached hereto as Exhibit D and made a part hereof (“Rules”); and

(ii)	reasonable modifications and additions to the Rules adopted by Landlord and received by Tenant in writing that:

(1)	Tenant is given thirty (30) days’ advance notice;

(2)	are for the safety, care, order, or cleanliness of the Common Area;

(3)	do not unreasonably or materially interfere with Tenant’s conduct of its business or Tenant’s use and enjoyment of the Premises; and

(4)	do not require payment by Tenant of any additional monies.

9.01(b).    Conflict with Lease. If a Rule issued under Subsection 9.01(a) above conflicts with or is inconsistent with any Lease provision, the Lease provision controls.

9.01(c).    Enforcement. Although Landlord is not responsible for another tenant’s failure to observe the Rules, Landlord shall not unreasonably enforce the Rules against Tenant.

9.01(d).    Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rental shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, personnel costs, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord within five (5) business days after written notice of the date when due, Tenant shall pay to Landlord a late charge equal to the greater of Fifty Dollars ($50.00) or five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the casts Landlord shall incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

9.02.    Mechanic’s Liens.

9.02(a).    Discharge Lien. Tenant shall, within twenty (20) days after receiving notice of any mechanic’s lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf and at Tenant’s request, except for work contracted by Landlord (including, without limitation, the Improvements):

(i)	discharge the lien; or

(ii)	post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord.

If Tenant posts a bond, it shall contest the validity of the lien. Tenant shall indemnify, defend, and hold Landlord harmless from losses incurred as a result of such liens.

9.02(b).    Landlord’s Discharge. If Tenant does not discharge such lien or post the bond within the twenty (20) day period, Landlord may pay any amounts, including interest and reasonable attorney’s fees, to discharge such lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord and shall reimburse Landlord immediately upon written demand thereof.

9.03.    Right to Enter.

9.03(a).    Permitted Entries. Landlord shall have the right, at all reasonable hours with reasonable prior notice of at least twenty-four (24) hours, to enter the Premises for the following reasons:

(i)	inspection, cleaning, or making repairs;

(ii)	making such alterations or additions as Landlord may deem necessary or desirable;

(iii)	installation of utility lines servicing the Premises;

(iv)	determining Tenant’s use of the Premises or any other space in the Project; or

(v)	determining if a Tenant Default has occurred.

At any reasonable time during the last six (6) months of the Lease term, Landlord, its agents, and its representatives shall have the right to enter the Premises during Tenant’s business hours, without notice to Tenant, for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available for lease. Tenant shall arrange to meet with Landlord for a joint inspection of the Premises promptly after Tenant vacates the Premises.

9.03(b).    Entry Conditions. Notwithstanding anything to the contrary in Subsection 9.03(a) above, entry is conditioned upon Landlord:

(i)	promptly finishing any work for which it entered; and

(ii)	causing the least practical interference to Tenant’s business.

9.03(c).    Interference with Tenant. Notwithstanding anything to the contrary in Subsections 9.03(a) and (b) above:

(i)	if Landlord’s entry materially and substantially interferes with the conduct of Tenant’s business (and the entry was not required because of Tenant’s negligence or willful misconduct), the Base Rent and Real Estate Taxes will abate in proportion to the extent of the interference; and

(ii)	if Landlord causes damage to Tenant’s property, Landlord shall be liable for any damage to the extent the damage is not covered by Tenant’s insurance.

9.04.    Holdover. If Tenant continues occupying the Premises after the Lease term ends (“Holdover”) then:

(i)	If Tenant holds over at the expiration of the Lease term, it shall be a month-to-month tenancy, terminable on thirty (30) days advance notice by either party, unless otherwise agreed in writing by both parties. All of the terms and provisions of this Lease shall remain enforceable during the Holdover, except that Tenant shall pay one hundred and twenty-five percent (125%) of the Base Rent in the last year of the Lease and the Real Estate Taxes and other Additional Rent owing under the Lease for the term of the Holdover.

No Holdover, whether with or without consent of Landlord, shall operate to extend this Lease, except as otherwise expressly agreed by the parties.

9.05.    Signs.

9.05(a).    Permitted Signs. No sign, door plaque, advertisement, or notice (collectively “Signs”) will be displayed, painted or affixed by Tenant on any part of the (I) Project or Building in which the Premises are located, II) parking facilities, or (III) Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. The color, size, character, style, material, and placement of any Signs are hereby approved by Landlord and illustrated in Exhibit E. Tenant shall comply with any applicable governmental laws, ordinances, regulations, recorded restrictions, and covenants, conditions and restrictions in the placement of the signs. Signs on doors, buildings, and entrances to the Premises, as approved by Landlord, shall be placed thereon by a contractor and paid for by Tenant, except as provided below in Subsection 9.05(b). Tenant shall remove all such Signs at the termination of this Lease. The installation and removal of each Sign will be made in such a manner as to avoid injury or defacement of the Project and other improvements, and Tenant, at its sole expense, shall repair any such injury or defacement.

SECTION 10 - OPTIONS

10.01.    Option to Extend.

10.01(a).    Option. Tenant may extend this Lease for a period of five (5) years (“Extension Term”) beginning immediately after the Lease term, upon the same terms and conditions of the Lease, except that:

(i)	The Lease term shall extend for an additional five (5) years.

(ii)	The Base Rent per rentable square foot during the first year of the Extension Term shall be $19.35 per square foot and shall increase by three percent (3t) annually throughout the Extension Term.

(iii)	The option to extend shall be deleted (Subsection 10.01).

10.01(b).    Conditions. To exercise this option to extend Tenant must:

(i)	not be in default of this Lease at the time it exercises the option to extend; and

(ii)	give notice to Landlord that Tenant is exercising its option to extend at least three hundred sixty-five (365) days before the Lease term ends.

10.02.    Option to Purchase.

10.02(a).    Option. Tenant shall have the option to purchase the property “as-is”, on the expiration date of the lease term without further representation or warranty as to the physical condition of the building or the land except those which are inherent in a Grant Deed, for a purchase price of Two Million Nine Hundred Sixty One Thousand Dollars ($2,961,000.00) cash, assumption of any taxes, special assessments, bonds, payment of closing costs, and title insurance. At the end of the third (3rd) year from the Commencement Date of the Lease term, Tenant may give Landlord written notice of: (a) Tenant’s intent to exercise the Option to Purchase, on which date the agreement set forth herein shall be binding upon the parties or (b) waive the Option to Purchase, or (c) Tenant may provide Landlord written notice of its intention to extend its option to purchase this property. If Tenant so elects to extend its purchase option, the Lease term shall be extended by one full year for each year that Tenant chooses to extend the option term.

Tenant shall not extend the option term more than one (1) year for each such notice, so that Landlord shall have a ten (10) year term remaining after each such notice. If such notice of extension is not received 131- Landlord on or before the last day of year three, and each year thereafter until year six of the Lease, Tenant shall have waived and relinquished its option. Tenant shall be deemed to have waived and relinquished its option to purchase if such option is not exercised by the last day of the sixth year of the Lease.

10.03.    Right of First Refusal.

10.03(a).    Right. In the event Tenant is not then in default of any of the terms, conditions and covenants of the original Lease and any amendments made thereto, Landlord shall grant to Tenant the Right of First Refusal to purchase the Premises for the entire term of the Lease, and subject to the following additional conditions:

(i)	Landlord shall contact Tenant within ten (10) days after a bona fide offer to purchase has been received from a third party (“Buyer”);

(ii)	Landlord shall identify the terms and conditions being offered by the Buyer for the Premises;

(iii)	Tenant must exercise the Right of First Refusal within ten (10) days after Landlord advises Tenant of Buyer’s offer, otherwise, Tenant’s Right of First Refusal shall be void and Landlord may proceed with the sale of the Premises. If Tenant fails to accept the Offer by written notice to Landlord within ten (10) days from the date of Buyer’s offer, then it shall be conclusively deemed that Tenant has rejected the offer and does not have the Right to purchase the Premises but retains an option to purchase if the sale does not close.

SECTION 11 - MISCELLANEOUS

11.01.    Broker’s Warranty. The parties warrant that CB Commercial Real Estate Group, Inc. is the only broker they dealt with on this Lease. The party who breaches this warranty shall defend, hold harmless and indemnify the nonbreaching party from all costs, expenses, and/or liability arising from the breach. Landlord is solely responsible for paying the commission of CB Commercial Real Estate Group, inc.

11.02.    Notices. All notices required or permitted to be given under the provisions of this Lease shall be in writing (unless otherwise specified) and shall be deemed duly given, if sent by certified mail, registered mail, or nationwide overnight delivery service, postage prepaid, and, pending written notice to the other of a different address, addressed as follows:

(i)	If to Tenant:

ITT Educational Services, Inc.

5975 Castle Creek Parkway, North Drive

P.O. Box 50466

Indianapolis, Indiana 46250-0466

Attention: Director of Real Estate

(ii)	If to Landlord:

Panattoni/Phelan-Roxford

8401 Jackson Road

Sacramento, CA 95826

Attention: Jeff Phelan

11.03.    Place of Payment. All payments required hereunder to be made by Tenant to Landlord shall be sent to Landlord at the address set forth above, or any other address Landlord may specify from time to time by prior written notice delivered to Tenant. All payments required hereunder to be made by Landlord to Tenant shall be sent to Tenant at the address set forth above, or at any other address Tenant may specify from time to time by prior written notice delivered to Landlord.

11.04.    Partial Invalidity. If any Lease provision or its application is invalid or unenforceable, the remainder of this Lease shall not be impaired or affected and shall remain binding and enforceable.

11.05.    Waiver. The failure of either party to exercise any of its rights hereunder is not a waiver of those rights. A party waives only those rights specified in writing and signed by the waiving party.

11.06.    Binding on Successors. This Lease is binding on, and inures to the benefit of, the parties’ respective heirs, successors, representatives, and permitted assigns.

11.07.    Governing Law. This Lease is governed by the laws of the state in which the Premises are located.

11.08.    Lease Not an Offer. Landlord gave this Lease to Tenant for review. it is not an offer to lease. This Lease shall not be binding, unless signed by both parties and an originally signed counterpart is delivered to Tenant by August 15, 1995.

11.09.    Recording. Recording of this Lease is prohibited except as allowed in this subsection 11.09. At the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum in the same or substantially similar format as the form attached hereto as Exhibit F and made a part hereof.

11.10.    Survival of Remedies. The parties’ remedies shall survive this Lease’s termination, but only if the termination is caused by a Tenant Default or a Landlord Default.

11.11.    Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute this Lease, and that no other signatures are necessary.

11.12.    Business Day. Business days means Monday through Friday, inclusive, excluding holidays recognized by either Tenant or Landlord. Throughout the lease, wherever “days” are used the term shall refer to calendar days. Wherever the term “business days” is used, the term shall refer to business days.

11.13.    Captions. The captions inserted in this Lease are for convenience only and in no way define, limit, or otherwise describe the scope or intent of this Lease or any provision hereof.

11.14.    Time. Time is of the essence in the performance of all obligations contained in this Lease.

11.15.    Counterparts. This Lease may be executed in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, but all such counterparts together will constitute only one instrument.

11.16.    Entire Agreement. This Lease contains the entire agreement between the parties about the Premises and Project, and there are no verbal representations, warranties, understandings, stipulations, agreements, or promises pertaining to this Lease that are not incorporated herein. Except for the Rules for which Subsection 9.01 controls, this Lease may be amended only by a writing signed by both parties.

11.17.    Definition of Lease. This Lease consists of the following:

(i)	Title Page;

(ii)	Table of Contents;

(iii)	Sections 1 through 11;

(iv)	Signature Page; and

(v)	Exhibits A through F

11.18.    Title Search. Tenant shall order a title search and shall pay for standard leasehold title insurance on the Building in which the Premises are located. If such title search shows that Landlord does not own and/or control the Building in which the Premises are located, or reveals an encumbrance or impediment to the granting of this Lease, Tenant may, within thirty (30) days after receipt of such search, cancel this Lease immediately without penalty by giving Landlord written notice of cancellation. Tenant’s written notice of cancellation shall immediately cancel all of Tenant’s obligations whatsoever under this Lease. Such right to cancel may be exercised sixty (60) days after Landlord acquires legal title.

11.19.    Right to Terminate. Landlord or Tenant shall have the right to terminate this Lease by giving written notice to the other party if Landlord does not receive a building permit for the Project and/or Landlord is unable to close on the purchase of the Land by March 1, 1996. If Landlord breaches the terms and conditions of the Purchase and Sale Agreement and Joint Escrow Instructions dated June 15, 1995 and such breach results in the termination of said Agreement, then Tenant shall have the right to terminate this Lease.

11.20.    Association Dues. Any Assessments owed to the Roxford Business Park Association, a California non-profit corporation (the “Association”) incurred by the Project shall be paid by the Landlord.

11.21.    Early Commencement of Lease. If the Premises are substantially complete and this Lease is ready for commencement and the Commencement Date is established before September 1, 1996, Tenant shall have no obligation to pay Landlord any Base Rent for the period prior to September 1, 1996.

IN WITNESS WHEREOF, Tenant and Landlord, by their duly authorized representatives, have caused this Lease to be executed all as of the date first above written.

ITT EDUCATIONAL SERVICES, INC: (Tenant)

By:	/s/ Rene R. Champagne
Print Name: Rene R. Champagne Title: President

PANATTONI/PHELAN-ROXFORD a California general partnership (Landlord)

By:	/s/ Rene R. Champagne
Print Name: Rene R. Champagne Title: President